Exhibit 99

                                         April 10, 2003

IMMEDIATE RELEASE:  UPDATED
Contact:  Melvin E. Meekins, Jr.
(410) 841-6925


             Severn Bancorp, Inc. Announces First Quarter Earnings


     Severn Bancorp, Inc. (Nasdaq - SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Real Estate, announced that its first quarter unaudited earnings were $2,704,190 or 64 cents per share compared to $1,895,990 or 45 cents per share for first quarter earnings in 2002. This is a 43% increase in earnings over the same period last year.

     Severn Bancorp, Inc. trades under the symbol SVBI. Severn Savings Bank has two branch locations, at 1917 West Street in Annapolis and 413 Crain Highway in Glen Burnie. Severn's website is www.severnbank.com.

     A dividend of 8 cents per share is payable on April 15, 2003 to shareholders of record as of March 31, 2003. This is an increase in the dividend from the prior quarter of 33%, and is the 12th consecutive year that the company has increased its dividend.

     For additional information or questions, please contact Melvin E. Meekins, Jr., Executive Vice President or S. Scott Kirkley, Senior Vice President, Severn Bancorp, Inc. 1919A West Street, Annapolis, Maryland 21401, 410-268-4554, e-mail: mmeekins@severn.hpwsb.com or skirkley@severn.hpwsb.com.


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